Exhibit 23.2

ДРТ ДЕЛОВЫЕ РЕШЕНИЯ И ТЕХНОЛОГИИ
BUSINESS SOLUTIONS AND TECHNOLOGIES

AO "Business Solutions and Technologies"
5 Lesnaya Street
Moscow, 125047,
Russia

Tel: +7 (495) 787 06 00
Fax: +7 (495) 787 06 01
delret.ru

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-253294 on Form S-3 and Registration Statements Nos., 333-85830, 333-85828, , 333-85824, 333-85822, 333-85818, 333-85820, 333-108046, 333-120293, 333-145459, 333-154522, 333-154523, 333-159336, 333-129011, 333-164230, 333-212998, 333-212999 and 333-236539 on Forms S-8 of our report dated February 16, 2023 appearing in this Annual Report on Form 10-K of International Paper Company, relating to the consolidated financial statements of Ilim S.A. and its subsidiaries (not included therein).

AO "Business Solutions and Technologies"

Moscow, Russia
February 16, 2023